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                                                                     EXHIBIT 4.1


                          CERTIFICATE OF DESIGNATION OF
            THE RIGHTS, PRIVILEGES, PREFERENCES, AND RESTRICTIONS OF
                            SERIES A PREFERRED STOCK
                                       OF
                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


            Pursuant to Section 151 of the General Corporation Law of
                              the State of Delaware

         The undersigned, the Secretary of Universal Automotive Industries, Inc. ("Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 19, 1994, such Board of Directors on July 16, 2001 adopted a resolution authorizing one or more series of Preferred Stock.

                                  ARTICLE FIRST
                             DESIGNATION AND AMOUNT

         The shares of such series of Preferred Stock shall be designated the "Series A Preferred Stock," and the total number of shares of Series A Preferred Stock that the Corporation shall have authority to issue is 201,500, par value of $0.01 per share.

                                 ARTICLE SECOND
                RIGHTS, PRIVILEGES, PREFERENCES, AND RESTRICTIONS

         The Series A Preferred Stock shall have the rights, privileges, preferences, and restrictions set forth below in this Article Second as follows:

         Section 1.        Dividends.

         1.1 General Obligation. Dividends on each share of the Preferred Stock (a "Share") shall be paid on an "as converted" basis when and as the Corporation's Board of Directors shall declare for payment dividends or other distributions (in shares of capital stock, cash, or assets) on the Common Stock.

         1.2 Payment of Stock Dividends. If agreed by the holders of a majority of the Preferred Stock, any dividends declared on the Preferred Stock by the Corporation's Board of Directors may, at the Corporation's option, be paid by the Corporation in lieu of cash dividends by the issuance of shares of the Corporation's Common Stock having an aggregate Market Price at the time of such payment equal to the amount of the dividend to be paid.


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         Section 2.        Liquidation.

         2.1 Liquidation Preference. Upon any Liquidation Event, the holders of a majority of the Preferred Stock shall be entitled to be paid at the time of the closing of the Liquidation Event, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (the "Liquidation Preference"). The Corporation shall mail written notice of such Liquidation Event, not less than 15 days prior to the payment date stated therein, to each record holder of Preferred Stock.

         2.2 Valuation. Whenever the distribution provided in this section shall be payable in securities or property other than securities or cash, the value of such distribution shall be determined as follows: (a) if in securities, then the value shall be the Market Price as of the date of the closing of such Liquidation Event; and (b) if in property other than cash or securities, the value shall be determined jointly by the Corporation and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within 10 days, the value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties and shall not be subject to appeal. The fees and expenses of such appraiser shall be borne by the Corporation.

         Section 3.        Priority of Preferred Stock on Dividends and
Redemptions.

         So long as any Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase, or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (in shares of capital stock, cash, or assets) upon any Junior Securities without the written consent of the holders of a majority of the Preferred Stock; provided that the Corporation may purchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of any stock option plan, stock ownership plan, or other written agreement with such present or former employee or consultant approved by the Corporation's Board of Directors, but the Corporation shall not purchase shares of Common Stock from any person then-serving or previously serving as a member of the Corporation's Board of Directors.

         Section 4.        Redemptions.

         4.1 Redemption at the Option of the Corporation. The Corporation shall not redeem any or all of the Preferred Stock, except in accordance with this section. The Corporation shall be entitled, in its discretion, to redeem all, but not less than all, of the shares of Preferred Stock: (a) at any time during the 365-day period following the fifth anniversary of the Closing Date (it being agreed that the Redemption Date shall not be later than the end of such 365-day period); or (b) in the event that the holders of a majority of the Preferred Stock shall not consent to any of the matters set forth in Section 5.2(d), Section 5.2(e), or Section 5.2(l), which, except for the approval of the holders of the Preferred Stock required by Section 5.1, shall have otherwise been


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approved by all necessary corporate acts of the Board of Directors and stockholders of the Corporation.

         4.2 Redemption Payment. For each Share that is to be redeemed pursuant to Section 4.1, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in United States dollars in immediately available funds equal to 300% of the then-current Liquidation Value. Prior to any redemption of Preferred Stock, the Corporation will declare for payment and pay all accrued and unpaid dividends with respect to the Shares that are to be redeemed.

         4.3 Notice of Redemption. The Corporation shall mail written notice of the redemption of Preferred Stock to each holder of record thereof (as of the close of business on the business day immediately preceding the day on which such notice is given) not more than 90 nor less than 45 days prior to the date on which such redemption is to be made; provided, that, at any time prior to the Redemption Date, each holder of Preferred Stock shall be entitled to convert all or a portion of the shares of Preferred Stock then owned by such holder into shares of Common Stock in accordance with the terms and conditions of this Certificate of Designation. Upon mailing any notice of redemption, the Corporation shall become obligated to redeem all, but not less than all, of the outstanding Preferred Stock at the time of redemption specified therein.

         4.3 Dividends After Redemption Date. No redeemed Share shall be entitled to any dividends accruing after the Redemption Date. On such Redemption Date, all rights of each holder of such redeemed Share shall cease, and such redeemed Share shall not be deemed to be outstanding.

         4.4 Redeemed or Otherwise Acquired Shares. Any Shares that are redeemed, purchased, or otherwise acquired by the Corporation pursuant to any provision of this Certificate of Designation shall be canceled and retired, and shall not be reissued, sold, or transferred.

         Section 5.        Voting Rights.

         5.1 General. Except as otherwise provided herein or by law, the holders of the Preferred Stock shall be entitled to vote with the shares of Common Stock, voting together as a single class, on all matters to be voted on by holders of Common Stock of the Corporation, with the holders of the Preferred Stock entitled to the number of votes equal to the Underlying Common Shares, as of the record date for each vote. The holders of the Preferred Stock shall be entitled to notice of all stockholders' meetings in accordance with the bylaws of the Corporation. As used herein, "Underlying Common Shares" shall mean, as to each holder of Preferred Stock, the number of shares of Common Stock issuable as of the date of determination upon conversion of the Preferred Stock after giving effect to all adjustments in the Conversion Price.

         5.2 Protective Provisions. The Corporation shall not (until Venture Equities Management, Inc. (together with its Affiliates) owns, directly or indirectly, a number of shares of Underlying Common Stock that is less than 50% of the number of shares of Underlying Common


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Stock owned by the Venture Equities Management, Inc. immediately following the
Closing), by any means, directly or indirectly, without the prior written consent of the holders of a majority of the Preferred Stock:

         (a) authorize, create, offer, sell, or issue any class or series of shares of capital stock of the Corporation that does not rank junior to the Preferred Stock in terms of dividend payments or liquidation preference, except pursuant to rights, options, and warrants existing as of the date hereof and which are set forth on Schedule 5.3 to the Purchase Agreement;

         (b) increase the authorized amount of, or issue additional shares of, Preferred Stock or any other class or series of shares of capital stock of the Corporation that does not rank junior to the Preferred Stock in terms of dividend payments or liquidation preference;

         (c) authorize, create, offer, sell, or issue any obligation or security convertible into, or exchangeable for, shares of Preferred Stock or any other class or series of capital stock of the Corporation that does not rank junior to the Preferred Stock in terms of dividend payments or liquidation preference;

         (d) merge or consolidate with or into any other entity, or permit any of its Subsidiaries to merge or consolidate (other than with or involving a wholly-owned Subsidiary or as permitted by Section 5.2(e)) with or into any other entity, in one transaction or in a series of transactions;

         (e) sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, in one transaction or a series of related transactions, in excess of 10% of the fair market value of the consolidated assets of the Corporation and its Subsidiaries (determined at and as of the time of such transaction or transactions by the Corporation's Board of Directors in its reasonable judgment);

         (f) acquire any assets, in one transaction or a series of related transactions, for consideration payable by the Corporation (excluding purchase money financing, third party financing, and assumed debt obligations) in excess of 10% of the fair market value of the consolidated assets of the Corporation and its Subsidiaries (determined at and as of the time of such transaction or transactions by the Corporation's Board of Directors in its reasonable judgment) or for capital stock of the Corporation representing in excess of 10% of the outstanding shares of Common Stock of the Corporation (determined at and as of the time of such transaction or transactions, and computed on a fully-diluted basis);

         (g) liquidate, dissolve, or effect a recapitalization or reorganization in any form of transaction;

         (h) amend, repeal, or waive any provision of this Certificate of Designation, the bylaws of the Corporation, or the Certificate of Incorporation (as amended and restated as of the date hereof), except as may be permitted in connection with Section 5.2(a), Section 5.2(b), or Section 5.2(c) hereof;


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         (i)      change the authorized number of members of the Board of
Directors of the Corporation;

         (j) declare or pay any dividends or other distributions (in cash, securities, or other property) on any Junior Securities;

         (k)      redeem, purchase, or otherwise acquire any of the Common
Stock; or

         (l) effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation's capital stock is sold, transferred, or disposed.

         Section 6.        Conversion.

         6.1      Conversion Procedure.

         (a) At any time and from time to time, any holder of the Preferred Stock may convert all or any portion of the Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Conversion Stock computed by multiplying the number of Shares to be converted by $13.90, and dividing the result by the Conversion Price then in effect.

         (b) Each conversion of Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of each holder of such Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

         (c) The conversion rights of each Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the full Liquidation Value for each such Share.

         (d) As soon as possible after a conversion has been effected (but in any event within five business days), the Corporation shall deliver to the converting holder of Preferred Stock:

                  (i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion, in such name or names and such denomination or denominations as the converting holder has specified; and

                  (ii) a certificate representing any Shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.



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         (e)      The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary to ensure that the Conversion Stock issuable with in connection with such conversion shall be duly authorized, validly issued, and fully paid and nonassessable.

         (f) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner that could interfere with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to, or in connection with, any conversion of Shares hereunder, including making any filings required to be made by the Corporation.

         (g) If any fractional interest in a share of Conversion Stock would, except for the provisions of this section, be deliverable upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay on conversion an amount to the holder thereof equal to the Market Price as of the date of conversion multiplied by such fractional interest.

         6.2      Conversion Price.

         (a) The initial Conversion Price is $1.39. The Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6.2.

         (b) If and whenever on or after the original date of issuance of the Preferred Stock the Corporation issues or sells, or in accordance with
Section 6.3 is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then concurrently with such issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by dividing: (i) the sum of: (A) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale; plus (B) the consideration, if any, received by the Corporation upon such issue or sale; by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that there shall be no adjustment in the Conversion Price as a result of any issuance or sale (or deemed issuance or sale) of: (x) shares issuable upon conversion of the Preferred Stock; or (y) up to: (I) an aggregate of 1,400,000 shares of Common Stock to employees and consultants of the Corporation and its Subsidiaries after the date hereof pursuant to stock option plans and stock ownership plans approved by the Corporation's Board of Directors (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, and dividends affecting the Common Stock); (II) an aggregate of 4,100,000 shares of Common Stock pursuant to the Warrants issued or issuable pursuant to the Purchase Agreement, subject to adjustment under the terms thereof; or (III) an aggregate of 1,575,000 shares of Common Stock pursuant to warrants issued or issuable



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in accordance with that certain Debenture Purchase Agreement, dated as of July
11, 1997, by and between the Corporation and Sirrom Capital Corporation (presently Finova Capital Corporation or an Affiliate thereof).

         6.3 Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6.2, the following shall be applicable:

         (a) Issuance of Rights or Options. If the Corporation in any manner grants any rights, warrants, or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into, or exchangeable for, Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this section, the "price per share for which Common Stock is issuable" shall be determined by dividing:
(A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance of sale or such Convertible Securities and the conversion or exchange thereof; by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (b) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities (assuming the satisfaction of any conditions to such conversion or exchange, including, without limitation, the passage of time) shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this section, the "price per share for which Common Stock is issuable" shall be determined by dividing: (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate



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amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof; by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         (c) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to the holders of the Preferred Stock, but in no event shall the Conversion Price exceed $2.00 (except to the extent that the Conversion Price is adjusted pursuant to Section 6.4 or Section 6.6 below).

         (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to the holders of the Preferred Stock.

         (e) Calculation of Consideration Received. If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options, or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be



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determined jointly by the Corporation and the holders of a majority of the
Preferred Stock. If such parties are unable to reach agreement within 10 days, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties and shall not be subject to appeal. The fees and expenses of such appraiser shall be borne by the Corporation.

         (f) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

         (g) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

         (h) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (i) to receive a dividend or other distribution payable in Common Stock, Options, or in Convertible Securities; or (ii) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         6.4 Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be, concurrently with the effectiveness of such event, proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be, concurrently with the effectiveness of such event, proportionately increased.

         6.5 Reorganization, Reclassification, Consolidation, Merger, or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, share acquisition or exchange, sale of all or substantially all of the Corporation's assets to another Person, or other transaction that is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash, or assets with respect to, or in exchange for, Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to ensure that the holders of the Preferred Stock shall thereafter have the right to acquire and receive, in lieu of, or in addition to (as the case may be), the shares of Conversion



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Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities, cash, or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to ensure that the provisions of this
Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Preferred Stock (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Corporation shall not effect any Organic Change, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such Organic Change or the corporation purchasing such capital stock or assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities, cash, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         6.6 Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including the granting of stock appreciation rights, phantom stock rights, or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

         6.7      Notices.

         (a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to the holders of the Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (b) The Corporation shall give written notice to the holders of the Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record: (i) with respect to any dividend or distribution upon Common Stock; (ii) with respect to any pro rata subscription offer to holders of Common Stock; or (iii) for determining rights to vote with respect to any Organic Change, dissolution, or liquidation.

         (c) The Corporation shall also give written notice to the holders of the Preferred Stock at least 20 days prior to the date on which any Organic Change is to be consummated.

         6.8 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose



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of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All Conversion Stock, when issued, shall be duly authorized and validly issued, fully paid and nonassessable, and free from all taxes, liens, encumbrances, and restrictions. The Corporation shall take all actions that may be necessary to assure that such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation, or any requirement of any domestic securities exchange.

         Section 7.        Purchase Rights.

         If at any time the Corporation authorizes, grants, issues, or sells any Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of Common Stock ("Purchase Rights"), then the holders of the Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the authorization, grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the authorization, grant, issue, or sale of such Purchase Rights.

         Section 8.        Registration of Transfer.

         The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         Section 9.        Events of Default.

         9.1 Definition. An "Event of Default" shall be deemed to have occurred if any one or more of the following events, occurrences, or conditions shall have occurred (subject to a cure period of 30 days following receipt of the Notice of Default in the event of a monetary breach, and a cure period of 5 days following receipt of the Notice of Default in the event of a non-monetary breach, unless with respect to the following events, occurrences, or conditions there



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

shall exist a cure period in the applicable agreement, in which case such other cure period shall apply to such events, occurrences, or conditions):

         (a) The Corporation breaches or otherwise fails to perform or observe any covenant or agreement set forth herein, or in the Purchase Agreement, the Supply Agreement, the Stockholders Agreement, or any of the Warrants.

         (b) The Corporation or any of its Subsidiaries makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment, or decree is entered adjudicating the Corporation or any of its Subsidiaries bankrupt or insolvent; or any order for relief with respect to the Corporation or any of its Subsidiaries is entered under the Federal Bankruptcy Code; or the Corporation or any of its Subsidiaries petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver, or liquidator of the Corporation or any of its Subsidiaries or of any substantial part of the assets of the Corporation or any of its Subsidiaries, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any of its Subsidiaries and either the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or such petition, application or proceeding is not dismissed within 60 days.

         (c) A judgment in excess of $100,000 is rendered against the Corporation or any of its Subsidiaries and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged.

         (d) The Corporation or any of its Subsidiaries defaults in the performance of any obligation or agreement (and the Corporation or any of its Subsidiaries receives notice thereof) and such default causes an amount exceeding $100,000 to become due prior to its stated maturity.

         (e) There shall occur an event of default, event of noncompliance, or other breach or default under, or with respect to, any credit facility or any other agreement to which the Company or any of its Subsidiaries is a party (and the Corporation or any of its Subsidiaries receives notice thereof) that provides for the borrowing or guarantying of money by the Company or any of its Subsidiaries and such default, noncompliance, or breach causes any amount to become due prior to its stated maturity.

         (f) Any trade creditor of the Corporation makes a demand upon the Corporation for the payment of bona fide trade payables, and the Corporation is unable to make such payment within 5 days following such demand.



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

         (g) The Corporation: (i) fails to meet, by at least 15%, any projection included in a budget that has either been approved by the Corporation's Board of Directors or been provided by the Corporation to any creditor of the Corporation; and (ii) loses at least $0.08 per share for the 12 months then-most recently ended; and (iii) has Net Equity per share is less than $0.40; provided that for purposes of this Section 9.1(g), the number of shares to be used to calculate the per share loss and the Net Equity per share shall be the number of then-issued and outstanding shares of Common Stock plus all shares of Common Stock then-issuable upon conversion of the then-issued and outstanding shares of Preferred Stock.

         As soon as practicable following the date on which any holder of the Preferred Stock or the Company shall first have any knowledge of the existence or occurrence of any Event of Default, such holder or the Company, as applicable, shall provide a written notice thereof to all holders of the Preferred Stock and the Company ("Notice of Default"); provided, however, that any failure to provide (or any delay in providing) a Notice of Default shall not affect or limit any right or obligation hereunder or under any other agreement or contract to which any person or entity may be a party or under any applicable law.

         9.2      Consequences of Certain Events of Default.

         If any Event of Default has occurred, then each holder of the Preferred Stock then outstanding shall have all rights and remedies to which such holder shall be entitled under any contract or agreement at any time and any other rights that such holders may have at law or in equity (without posting a bond or other security), including, without limitation, under the Default Warrant and the Irrevocable Proxy; provided, however, that upon the occurrence of an Event of Default under Section 9.1(a) hereof, the Proxy named in the Irrevocable Proxy shall have all the voting rights set forth therein with respect to all of the shares subject to such Irrevocable Proxy, irrespective of whether the Default Warrant shall have at any time been exercised.

         Section 10.       Replacement.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 11. Definitions. For purposes hereof, the following terms have the meanings set forth below:

         "Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with, such Person, any partner of such Person, and any partner of a Person that is a partnership. For purposes of this definition, "control" shall mean the ownership, direct or indirect, of 10% or more of the securities of a Person that shall entitle the holder thereof to vote in the general election of directors.

          "Change in Ownership" means any sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of affiliated Persons (other than the owners of Common Stock as of the date of the Purchase Agreement) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors. All Persons that are party to an employment agreement with the Corporation shall be deemed to be one Person for purposes of determining a Change in Ownership.

         "Closing" shall have the meaning set forth in the Purchase Agreement.

         "Common Stock" means, collectively, the Corporation's common stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus: (i) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6.3(a) and 6.3(b) hereof (whether or not the Options or Convertible Securities are actually exercisable at such time); and (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock.

         "Conversion Stock" means shares of Common Stock, provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "Convertible Securities" has the meaning set forth in Section 6.3(a)

         "Default Warrant" shall have the meaning set forth in the Purchase Agreement.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "Irrevocable Proxy" shall have the meaning set forth in the Stockholders Agreement.

         "Junior Securities" means any of the Corporation's equity securities other than the Preferred Stock.

         "Liquidation Event" means any liquidation, bankruptcy, reorganization, dissolution, or winding up of the Corporation; any consolidation or merger of the Corporation into or with any other entity or entities; any sale or transfer by the Corporation of all or substantially all of its assets; or any Change in Ownership.

         "Liquidation Preference" has the meaning set forth in Section 2.1.

         "Liquidation Value" of any Share as of any particular date shall be equal to $13.90, (subject to proportionate adjustment for stock splits, reverse stock splits, recapitalizations, and analogous transactions) plus a compounding return of 8% per annum from the date of issuance thereof until the sixth anniversary of the date of issuance thereof.

         "Market Price" means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted by the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink Sheets LLC, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted by the Nasdaq Stock Market or the over-the-counter market, the "Market Price" will be the fair value thereof determined in good faith by the Board of Directors.

         "Net Equity" means the amount by which the Company's assets exceed liabilities based upon the balance sheet as of the last day of the then-most recently ended fiscal quarter.

         "Options" has the meaning set forth in Section 6.3(a).

         "Organic Change" has the meaning set forth in Section 6.5.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Preferred Stock" means the Series A Preferred Stock, par value $0.01 per share, of the Company.

         "Purchase Agreement" means the Purchase Agreement, by and among the Corporation and certain investors, relating to the purchase and sale of the Series A Preferred Stock, as such agreement may from time to time be amended in accordance with its terms.

         "Purchase Rights" has the meaning set forth in Section 7.

         "Purchaser" means any Person that purchased or purchases shares of Preferred Stock pursuant to the Purchase Agreement and whose name appears on the Schedule of Purchasers attached thereto.

         "Redemption Date" as to any Share means the date specified in the notice of any redemption provided by the Corporation pursuant to Section 4.3; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         "Share" has the meaning set forth in Section 1.1.

         "Stockholders Agreement" shall have the meaning set forth in the Purchase Agreement.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are be allocated a majority of partnership, association or other business entity gains or losses or control the managing general partner of such partnership, association or other business entity.

         "Supply Agreement" shall have the meaning set forth in the Purchase Agreement.

         "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

         "Underlying Common Stock" shall have the meaning set forth in the Purchase Agreement.

         "Warrants" shall have the meaning set forth in the Purchase Agreement.

         Section 11.       Notices.



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

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).


                                  ARTICLE THIRD
                                   AMENDMENTS

         Notwithstanding anything to the contrary herein, no amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is to be taken.




Dated as of August 28, 2001.


                                                  ------------------------------
                                                  Jerome Hiss, Secretary




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